Exhibit 99.1

CONTACT:	Rick Howe Director, Corporate Communications 858.207.5859 richard.howe@biomedrealty.com
BIOMED REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2010 FINANCIAL RESULTS
SAN DIEGO, Calif. — February 7, 2011 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the fourth quarter and full-year ended December 31, 2010.
Fourth Quarter 2010 Highlights
•	Generated record total revenues for the fourth quarter of $105.0 million, up 19.1% from $88.2 million in the same period in 2009.
•	Increased rental revenues for the quarter by 17.6% to a record $79.2 million from $67.3 million in the same period in 2009.
•	Reported funds from operations (FFO) for the quarter of $43.6 million, or $0.30 per diluted share, as compared to FFO of $28.0 million, or $0.28 per diluted share, in the fourth quarter of 2009, an increase of 7.1%.
•	Increased adjusted funds from operations (AFFO) per diluted share by 16.7% to $0.28 as compared to $0.24 for the same period in 2009.
•	Increased same property net operating income (NOI) for the quarter by 6.0% and same property NOI on a cash basis for the quarter by 13.1% as compared to the same period in 2009.
•	Increased net income to $8.5 million, or $0.06 per diluted share, for the quarter, as compared to $477,000, or $0.00 per diluted share, for the same period in 2009.
•	Executed 13 leasing transactions representing approximately 329,000 square feet:
•	Eight new leases totaling approximately 162,000 square feet.

•	Five leases amended to extend their terms, totaling approximately 167,000 square feet.

•	Current operating portfolio 88.6% leased on a weighted average basis.
•	Acquired two adjacent life science campuses in South San Francisco for $298.2 million. The properties are fully leased and comprise approximately 489,000 square feet of rentable space with development rights for an additional 946,000 square feet.
•	Acquired three properties in San Diego, California for a total investment of $64.2 million. The properties were 96.2% leased at acquisition and comprise approximately 243,000 rentable square feet.

•	Acquired two life science properties in North Carolina’s Research Triangle for a total investment of $14.7 million. The two properties are 89% leased and comprise approximately 79,000 rentable square feet.

•	Promoted Stephen A. Willey to Vice President, Chief Accounting Officer and Jonathan P. Klassen to Vice President, Assistant General Counsel and Secretary, and added Anne L. Hoffman as Senior Vice President, Leasing & Development.
“BioMed’s fourth quarter results exemplify the truly outstanding execution of our business model during 2010,” said Alan D. Gold, Chairman and Chief Executive Officer of BioMed. “On the strength of over 329,000 square feet of leasing during the quarter, we exceeded our five-quarter leasing goal set in the third quarter of 2009 by 46%. The acquisition of seven high-quality properties completed in the fourth quarter brought our total new investments in life science real estate for the full year to over $675 million and forged important new tenant relationships in the San Francisco Bay Area, San Diego and North Carolina. The results throughout 2010 demonstrate, yet again, the benefits of disciplined execution of our strategy for investing in high-quality, state-of-the-art research facilities, well-located within the core life science markets. I want to express my sincere thanks to our tenants, business and financial partners and, of course, our best-in-class professionals throughout the country for continuing to make BioMed the leading provider of real estate to the life science industry.”
2010 Highlights
During the full year 2010, the company:
•	Increased total revenues 7.0% to $386.4 million from $361.2 million in 2009.
•	Generated FFO for the year of $147.4 million, or $1.16 per diluted share, compared to $155.5 million, or $1.64 per diluted share, in 2009.

•	Reported net income available to common stockholders of $21.9 million, or $0.19 per diluted share, as compared to $41.8 million, or $0.45 per diluted share, for 2009.

•	Executed 52 leasing transactions representing approximately 876,000 square feet:
•	35 new leases totaling approximately 463,000 square feet.

•	17 leases amended to extend their terms, totaling approximately 413,000 square feet.
•	Acquired 15 new properties for a total investment of $597.1 million. The properties were 94.6% leased at acquisition and comprise approximately 1.5 million rentable square feet:
•	South San Francisco: Acquired two properties for a total investment of $298.2 million. The properties are 100% leased and comprise approximately 489,000 rentable square feet with development rights for an additional 946,000 square feet.

•	San Diego: Acquired seven properties for a total investment of $185.1 million. The properties were 86.0% leased at acquisition and comprise approximately 516,700 rentable square feet.

•	Maryland: Acquired three properties for a total investment of $81.6 million. The properties are 100% leased and comprise approximately 357,800 rentable square feet.

•	North Carolina: Acquired three properties for a total investment of approximately $32.2 million. The properties were 93.8% leased at acquisition and comprise approximately 140,600 rentable square feet.
•	Completed the acquisition of a land parcel in the San Diego market and entered into an agreement with Isis Pharmaceuticals, Inc. to lease 100% of a 176,000 square foot research facility being developed by BioMed with a total expected investment of approximately $77.5 million.
•	Further enhanced the company’s liquidity position and balance sheet:
•	Received investment grade corporate credit ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service.

•	Completed a private placement of $180.0 million of 3.75% exchangeable senior notes due 2030.

•	Completed a private placement of $250.0 million of 6.125% unsecured senior notes due 2020.

•	Completed two follow-on public offerings of common stock, raising approximately $508.2 million in net proceeds.

•	Raised approximately $15.4 million in net proceeds from the sale of 951,000 shares of common stock under the company’s continuous equity offering program established in September 2009.

•	Voluntarily prepaid the $250.0 million previously outstanding under the company’s secured term loan.

•	Repurchased approximately $26.4 million principal amount of the company’s exchangeable senior notes due 2026.
•	Continued to enhance the breadth and depth of the company’s organization:
•	Promoted Matthew G. McDevitt to Executive Vice President, Real Estate.

•	Promoted Greg N. Lubushkin to Chief Financial Officer.

•	Added Bruce D. Steel as Managing Director, BioMed Ventures.

•	Promoted John P. Bonanno to Senior Vice President, Leasing & Development.

•	Added Anne L. Hoffman as Senior Vice President, Leasing & Development.

•	Promoted Jonathan P. Klassen to Vice President, Assistant General Counsel and Secretary.

•	Promoted Stephen A. Willey to Vice President, Chief Accounting Officer.
Commenting on the full-year results, Kent Griffin, President and Chief Operating Officer of BioMed, said, “2010 was a momentous year for BioMed from a strategic perspective. We continued to achieve sustained leasing success. We raised efficient capital at a time when few companies could and utilized our strong capital position to continue to invest in exceptional properties with attractive anticipated returns. In addition, we further strengthened the breadth and depth of our management team and our organization as a whole, positioning ourselves well to capture opportunities and continue our growth into 2011 and beyond.”
Fourth Quarter and Full-Year 2010 Financial Results
Total revenues for the fourth quarter were $105.0 million, compared to $88.2 million for the same period in 2009, an increase of 19.1%, and the highest in the company’s history. For 2010, total revenues increased 7.0% to $386.4 million from $361.2 million in 2009. Rental revenues for the fourth quarter were $79.2 million compared to $67.3 million for the same period in 2009, an increase of 17.6% and the highest in the company’s history. Rental revenues for 2010 were $295.1 million, compared to $269.9 million in 2009, an increase of 9.3%.
The current operating portfolio’s weighted average leased percentage was 88.6% as of December 31, 2010. Same property net operating income on a cash basis increased 13.1% for the quarter compared to the same period in 2009, primarily as a result of the commencement of cash rents driven by sustained leasing success and contractual rent escalations.
FFO for the quarter was $43.6 million, or $0.30 per diluted share, compared to $28.0 million, or $0.28 per diluted share, for the same period in 2009. FFO for the fourth quarter of 2010 included approximately $2.2 million of other income related to the settlement of certain lease terminations that occurred in 2009. FFO for the fourth quarter of 2009 included a loss of $2.9 million resulting from the extinguishment of debt associated with the repurchase of exchangeable senior notes due 2026 during the quarter pursuant to a cash tender offer. AFFO per diluted share for the quarter was $0.28 compared to $0.24 for the same period in 2009.
FFO for 2010 was $147.4 million, or $1.16 per diluted share, compared to $155.5 million, or $1.64 per diluted share, for 2009.
FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.
Portfolio Update
During the quarter ended December 31, 2010, the company executed 13 leasing transactions representing approximately 329,000 square feet, comprised of:

•	Eight new leases totaling approximately 162,000 square feet with three new leases at the company’s Pacific Research Center in Newark, California totaling approximately 108,000 square feet, including:
•	a 50,000 square foot lease with CCBR-SYNARC Inc., and

•	a 43,000 square foot lease with StemCells, Inc.
•	Five leases amended to extend their terms, totaling approximately 167,000 square feet, including:
•	a 71,500 square foot lease extension with Rhodia, Inc. at the company’s Bridge Business Center in Bristol, Pennsylvania, and

•	a 46,000 square foot lease extension with XDx, Inc. at the company’s Bayshore Boulevard property in Brisbane, California.
During 2010, the company executed a total of 52 leasing transactions representing approximately 876,000 square feet, including 35 new leases totaling approximately 463,000 square feet and 17 leases amended to extend their terms totaling approximately 413,000 square feet. Including leasing activity in the fourth quarter of 2009, the company executed approximately 1.5 million square feet of gross leasing transactions, representing approximately 146% of its original five-quarter goal of 1.0 million square feet.
During the quarter ended December 31, 2010, the company completed the following acquisitions:
•	Two adjacent life science campuses in South San Francisco for $298.2 million comprising approximately 489,000 square feet of rentable space. The acquisition included the following properties:
•	The Science Center at Oyster Point comprised of two newly constructed, state-of-the-art research facilities with an aggregate of approximately 205,000 square feet of office and laboratory space. These buildings are 100% leased to Elan Corporation, plc.

•	The Gateway Business Park, a research and development park comprised of six buildings with an aggregate of approximately 284,000 square feet, which is 100% leased. Approximately 215,000 square feet is leased to Elan, approximately 50,000 square feet is leased to FedEx Corporation, and approximately 19,000 square feet is leased to Genentech, Inc., a member of the Roche Group. As part of the acquisition, the company assumed a development agreement with the city of South San Francisco that permits redevelopment of the campus to a total of approximately 1.23 million square feet of rentable space, representing a net increase of approximately 946,000 square feet.
•	Two multi-building properties in the Sorrento Valley submarket of San Diego for $39.3 million comprising approximately 195,000 square feet of rentable space. The acquisitions included the following properties:
•	Sorrento West, a nine-building business park of approximately 164,000 square feet which is 94.3% leased in the aggregate.

•	11404 and 11408 Sorrento Valley Road, a two-building property of approximately 31,000 square feet which is 100% leased to Halozyme Therapeutics, Inc.

•	3525 John Hopkins Court, a single-building property in the Torrey Pines submarket of San Diego for $24.9 million comprising approximately 48,000 square feet of rentable space which is 100% leased to the University of California, San Diego.
•	Two single-building properties in North Carolina’s Research Triangle for $14.7 million comprising approximately 79,000 square feet of rentable space: Patriot Science Center comprising approximately 48,000 square feet and Weston Parkway comprising approximately 31,000 square feet. In aggregate, the two properties are 89% leased.
For the full year 2010, the company acquired 15 new properties for a total investment of approximately $597.1 million comprising approximately 1.5 million rentable square feet, which were 94.6% leased at acquisition in the aggregate. In addition, the company completed the acquisition of a land parcel in the San Diego market and entered into an agreement to lease 100% of a 176,000 square foot research facility to be developed by BioMed at the new property.
At December 31, 2010, the company’s total portfolio comprised 85 properties and 12.2 million square feet and an additional 2.6 million square feet of development potential.
The company’s property portfolio included the following as of December 31, 2010:

Rentable Square Feet
Current operating	10,471,387
Long-term lease up	1,389,517
Development	176,000
Pre-development	152,145

Total property portfolio	12,189,049

Development potential	2,626,000

Total portfolio	14,815,049

Financing Activity
During the fourth quarter, the company voluntarily prepaid approximately $16.1 million of mortgage debt prior to the scheduled maturities.
In addition, the company completed the following debt-related transactions in 2010:
•	Completed a private placement of $180.0 million of 3.75% exchangeable senior notes due 2030.
•	Completed a private placement of $250.0 million of 6.125% unsecured senior notes due 2020.

•	Voluntarily prepaid the $250.0 million previously outstanding under the company’s secured term loan, resulting in a loss on extinguishment of debt of approximately $1.4 million.

•	Repurchased approximately $26.4 million principal amount of the company’s exchangeable senior notes due 2026, resulting in a loss on extinguishment of debt of approximately $863,000.

During 2010, the company completed the following equity issuances, the net proceeds of which were used to fund previously announced acquisitions, repay a portion of the outstanding borrowings on the company’s unsecured line of credit and for other general corporate and working capital purposes:
•	Completed two follow-on public offerings of common stock, raising approximately $508.2 million in net proceeds.

•	Raised approximately $15.4 million in net proceeds from the sale of 951,000 shares of common stock under the company’s continuous equity offering program established in September 2009.
At December 31, 2010, the company’s debt to total assets ratio was 37.7% and its secured debt to total assets ratio was 16.6%. Subsequent to quarter end, the company prepaid another $14.7 million of mortgage debt and successfully extended the maturities of the $245 million construction loan and the $203.3 million term loan in the company’s joint venture with Prudential Real Estate Investors to August 2011 and February 2012, respectively.
Greg Lubushkin, BioMed’s Chief Financial Officer, remarked, “We produced record quarterly total and rental revenues for the third consecutive quarter, largely the result of our ongoing leasing success and strategic investments throughout the year, and generated over $43 million of FFO. The prudent, measured steps taken over the last two years have resulted in BioMed having one of the strongest capital and liquidity positions in the industry and have laid the foundation for our continued growth in 2011 and beyond.”
Quarterly and Annual Distributions
BioMed Realty Trust’s board of directors previously declared a fourth quarter 2010 dividend of $0.17 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from October 16, 2010 through January 15, 2011. The fourth quarter common share dividend represented a 21.4% increase over the fourth quarter 2009 dividend, and is equivalent to an annualized dividend of $0.68 per common share. For the full year 2010, the company declared dividends totaling $0.63 per common share and $1.84376 per Series A preferred share.
Supplemental Information
Supplemental operating and financial data, as well as the updated Investor Presentation, are available in the Investor Relations section of the company’s website at www.biomedrealty.com.
Teleconference and Webcast
BioMed will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Tuesday, February 8, 2011 to discuss the company’s financial results and operations for the year. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling 866-730-5766 (domestic) or 857-350-1590 (international) with call ID number 86388073. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Tuesday, February 8, 2011 until midnight Pacific Time on Monday, February 14, 2011 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using access code 18885489.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in 85 properties, representing 147 buildings with approximately 12.2 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Investments in real estate, net	$3,536,114	$2,971,767
Investments in unconsolidated partnerships	57,265	56,909
Cash and cash equivalents	21,467	19,922
Restricted cash	9,971	15,355
Accounts receivable, net	5,874	4,135
Accrued straight-line rents, net	106,905	82,066
Acquired above-market leases, net	30,566	3,047
Deferred leasing costs, net	125,060	83,274
Deferred loan costs, net	11,499	8,123
Other assets	55,033	38,676

Total assets	$3,959,754	$3,283,274

LIABILITIES AND EQUITY
Mortgage notes payable, net	$657,922	$669,454
Secured term loan	—	250,000
Exchangeable senior notes due 2026, net	19,522	44,685
Exchangeable senior notes due 2030	180,000	—
Unsecured senior notes due 2020, net	247,571	—
Unsecured line of credit	392,450	397,666
Security deposits	11,749	7,929
Dividends and distributions payable	27,029	18,531
Accounts payable, accrued expenses, and other liabilities	98,826	47,388
Derivative instruments	3,826	12,551
Acquired below-market leases, net	7,963	11,138

Total liabilities	1,646,858	1,459,342
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at December 31, 2010 and December 31, 2009	222,413	222,413
Common stock, $.01 par value, 200,000,000 and 150,000,000 shares authorized and 131,046,509 and 99,000,269 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	1,310	990
Additional paid-in capital	2,371,488	1,843,551
Accumulated other comprehensive loss	(70,857)	(85,183)
Dividends in excess of earnings	(221,176)	(167,429)

Total stockholders’ equity	2,303,178	1,814,342
Noncontrolling interests	9,718	9,590

Total equity	2,312,896	1,823,932

Total liabilities and equity	$3,959,754	$3,283,274

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Rental	$79,157	$67,294	$295,107	$269,901
Tenant recoveries	23,580	19,895	87,403	77,406
Other income	2,299	982	3,927	13,859

Total revenues	105,036	88,171	386,437	361,166

Expenses:
Rental operations	20,935	17,675	75,861	73,213
Real estate taxes	9,745	8,532	36,577	31,611
Depreciation and amortization	32,196	26,853	115,355	109,620
General and administrative	6,379	6,336	25,901	22,455
Acquisition related expenses	665	220	3,053	464

Total expenses	69,920	59,616	256,747	237,363

Income from operations	35,116	28,555	129,690	123,803
Equity in net loss of unconsolidated partnerships	(958)	(506)	(1,645)	(2,390)
Interest income	46	82	172	308
Interest expense	(21,526)	(20,429)	(86,245)	(64,998)
Gain/(loss) on derivative instruments	181	(86)	(453)	203
Gain/(loss) on extinguishment of debt	81	(2,888)	(2,205)	3,264

Net income	12,940	4,728	39,314	60,190
Net income attributable to noncontrolling interests	(178)	(10)	(498)	(1,468)

Net income attributable to Company	12,762	4,718	38,816	58,722
Preferred stock dividends	(4,241)	(4,241)	(16,963)	(16,963)

Net income available to common stockholders	$8,521	$477	$21,853	$41,759

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.06	$0.00	$0.19	$0.45

Weighted-average common shares outstanding:
Basic	129,599,798	97,706,262	112,698,704	91,011,123

Diluted	132,601,048	101,666,673	115,718,199	91,851,002

BIOMED REALTY TRUST, INC.
CONSOLIDATED FUNDS FROM OPERATIONS
(In thousands, except share data)
(Unaudited)
     Our FFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and twelve months ended December 31, 2010 and 2009 was as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income available to common stockholders	$8,521	$477	$21,853	$41,759
Adjustments:
Noncontrolling interests in operating partnership	188	30	546	1,532
Interest expense on exchangeable senior notes due 2030	1,688	—	6,563	—
Depreciation and amortization — unconsolidated partnerships	1,014	662	3,206	2,647
Depreciation and amortization — consolidated entities	32,196	26,853	115,355	109,620
Depreciation and amortization — allocable to noncontrolling interest of consolidated joint ventures	(26)	(23)	(93)	(81)

Funds from operations available to common shares and Units — diluted	$43,581	$27,999	$147,430	$155,477

Funds from operations per share — diluted	$0.30	$0.28	$1.16	$1.64

Weighted-average common shares and Units outstanding — diluted (1)	143,819,711	101,666,673	126,895,309	95,082,074

     Our AFFO available to common shares and partnership and LTIP units and a reconciliation of FFO to AFFO for the three and twelve months ended December 31, 2010 and 2009 was as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Funds from operations available to common shares and Units — diluted	$43,581	$27,999	$147,430	$155,477
Adjustments:
Recurring capital expenditures and tenant improvements	(2,867)	(978)	(10,726)	(2,792)
Leasing commissions	(1,799)	(3,471)	(5,224)	(7,664)
Non-cash revenue adjustments	(3,617)	(6,916)	(24,518)	(28,124)
Non-cash debt adjustments	2,204	5,509	12,837	4,304
Non-cash equity compensation	1,673	1,462	6,989	5,625
Depreciation included in general and administrative expenses	376	396	1,445	1,508
Share of non-cash unconsolidated partnership adjustments	146	244	1,245	1,443

Adjusted funds from operations available to common shares and Units	$39,697	$24,245	$129,478	$129,777

Adjusted funds from operations per share — diluted	$0.28	$0.24	$1.02	$1.36

Weighted-average common shares and Units outstanding — diluted (1)	143,819,711	101,666,673	126,895,309	95,082,074

(1)	The three and twelve months ended December 31, 2010 each include 9,914,076 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method, and 1,304,587 and 1,263,034 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.
     We present funds from operations, or FFO, available to common shares and partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
     We present adjusted funds from operations, or AFFO, as a supplemental operating measure because, when compared year over year, it assesses our ability to fund dividend and distribution requirements from our operating activities. We also believe that, as a widely recognized measure of the operations of REITs, AFFO will be used by investors as a basis to assess our ability to fund dividend payments in comparison to other REITs. We calculate AFFO by adding to FFO: (a) amounts received pursuant to master lease agreements on certain properties, which are not included in rental income for GAAP purposes, (b) non-cash revenues and expenses, (c) recurring capital expenditures and tenant improvements, and (d) leasing commissions. Other equity REITs may not calculate AFFO in a consistent manner. Accordingly, our AFFO may not be comparable to other equity REITs’ AFFO. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our operations.